Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 18, 2022, relating to the financial statements of Washington Federal, Inc. and the effectiveness of Washington Federal, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Washington Federal, Inc. for the year ended September 30, 2022. We also consent to the reference to us under the heading of "Experts" in such Registration Statement.
/s/ Deloitte and Touche LLP
Seattle, Washington
December 22, 2022